Exhibit 99.1

BROCADE ANNOUNCES Q4 AND FISCAL 2002 FINANCIAL RESULTS

Storage Networking Leader Achieves 31 Percent Year over Year Revenue Growth in Q4 02;
Reports Record Revenue for Fiscal 2002 of $562.4 Million

SAN JOSE, Calif.—November 21, 2002—Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD) announced today financial results for its fourth quarter ended October 26, 2002 (Q4 02). For Q4 02, net revenue was $153.1 million, an increase of 31 percent from $116.5 million reported in the fourth quarter of fiscal 2001 (Q4 01). This compares to $151.2 million reported in the third quarter of fiscal 2002 (Q3 02). For fiscal 2002 (FY 02), revenue was a record $562.4 million, an increase of 10 percent from $513.0 million reported in fiscal 2001 (FY 01).

Net income for Q4 02 was $15.7 million, or $0.07 per share. This compares to a net loss of $53.7 million for Q4 01 or $0.24 per share. For FY 02, net income was $59.7 million or $0.25 per share, as compared to net income of $2.8 million or $0.01 per share, reported in FY 01.

Deferred revenue at the end of Q4 02 was $22.4 million, an increase of $4.1 million from $18.3 million at the end of Q3 02. During Q4 02, gross margins were 58.5 percent.

During Q4 02 Brocade generated $20.6 million in cash flow from operations. For the year, cash flow from operations was $110.6 million. Excluding the proceeds from the convertible debt offering, cash and investments balances grew by $95.6 million for FY 02.

“As the storage networking market leader, we are pleased with our progress in expanding our leadership position in fiscal 2002. In a challenging economic environment we grew revenue and market share, expanded our intelligent platform for networking storage, increased our installed base to more than 2 million ports, strengthened our OEM relationships worldwide, and helped accelerate time to market for our broad ecosystem of partners,” said Greg Reyes, Brocade Chairman and CEO.

Brocade also announced today that it has realigned the organization and reduced its expense structure. Brocade expects these and other actions to result in a cost savings of more than $8 million in the first quarter of fiscal 2003. These actions include aligning the organization to better serve customers and streamlining management levels, resulting in a flatter, more efficient organization. These actions resulted in a workforce reduction of approximately 12 percent. Total employees worldwide is now approximately 1200.

Reyes continued, “Aligning the company required some difficult decisions, but we believe that we made the right decisions for the business. With the expense reduction plan that we have implemented, and the strategic investments that we continue to make in our business, we believe that we are well positioned as the economy recovers. Our technology and market leadership, large installed base, storage networking expertise, and the industry’s broadest ecosystem of application partners are a powerful combination that will uniquely position Brocade to lead the next phase of the evolution of the storage networking market.”

Conference Call Information

Brocade will host a conference call today, Thursday, November 21 at 1:30 p.m. Pacific Time to discuss these financial results. To participate in this conference call, please call (877) 407-2753 or (706) 634-7602 access code: “Brocade”. A simultaneous webcast of the conference call will be available at www.brocade.com/investors. An archive of the conference call will be available through Thursday, November 28 at (800) 642-1687 or (706) 645-9291, passcode 6273871.

About Brocade Communications Systems, Inc.

Brocade (Nasdaq: BRCD) offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm® family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify the implementation of storage area networks, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade website at www.brocade.com or contact the company at info@brocade.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include statements regarding the company’s ability to reduce expenses, the company’s ability to make strategic investments, the demand and market for storage area networking products and the company’s investment in future products. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, quarterly fluctuations in our revenues and operating results; our failure to manage expansion effectively; our ability to develop new and enhanced products that achieve widespread market acceptance; the effect of competition, including pricing pressure; our failure to adequately anticipate future OEM and end-user product needs or to accurately forecast end-user demand; risks associated with increased international sales activity; the existence of undetected errors in our products; our dependence on OEM customers; our failure to extend distribution channels or to manage distribution relationships;

adverse changes in our relationship with Solectron Corporation, the sole manufacturer of many of our products; our dependence on sole source and limited source suppliers for certain key components including ASICs and power supplies; possible fluctuations in future expenses. These and other risks are set forth in more detail in the Company’s Form 10-K for the year ended October 27, 2001 and the Company’s Form 10-Q for the quarter ended July 27, 2002. Brocade expressly assumes no obligation to update any such forward-looking statements.

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Brocade, the B weave logo and SilkWorm are registered trademarks of Brocade Communications Systems, Inc. or its subsidiaries in the United States or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners. All products, plans, and dates are subject to change without notice.

BROCADE COMMUNICATIONS SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 26,	October 27,
	2002	2001

Assets

Current assets:

Cash and cash equivalents	$516,535	$150,118

Short-term investments	50,988	105,030

Total cash, cash equivalents, and short-term investments	567,523	255,148

Marketable equity securities	226	332

Accounts receivable, net	97,707	68,900

Inventories, net	5,402	10,307

Deferred tax assets, net	28,418	28,025

Prepaid expenses and other current assets	16,429	10,022

Total current assets	715,705	372,734

Long-term investments	320,865	—

Property and equipment, net	143,625	97,457

Deferred tax assets, net	221,878	207,209

Convertible subordinated debt issuance costs	10,274	—

Other assets	9,316	6,322

Total assets	$1,421,663	$683,722

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$57,538	$25,082

Accrued employee compensation	23,930	21,994

Deferred revenue	22,430	12,630

Current liabilities associated with lease losses	8,204	11,339

Other accrued liabilities	49,364	43,895

Total current liabilities	161,466	114,940

Non-current liabilities associated with lease losses	22,602	30,896

Convertible subordinated debt	550,000	—

Stockholders’ equity:

Common stock	577,406	493,968

Deferred stock compensation	(69)	(1,038)

Accumulated other comprehensive income	6,078	522

Retained earnings	104,180	44,434

Total stockholders’ equity	687,595	537,886

Total liabilities and stockholders’ equity	$1,421,663	$683,722

BROCADE COMMUNICATIONS SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended

	October 26,	October 27,	October 26,	October 27,
	2002	2001 (1)	2002	2001 (1)

Net revenues	$153,107	$116,521	$562,369	$513,030

Cost of revenues	63,464	54,345	226,414	212,956

Gross margin	89,643	62,176	335,955	300,074

Operating expenses:

Research and development	36,682	28,797	132,205	110,749

Sales and marketing	35,408	25,299	118,130	94,931

General and administrative	4,697	4,364	18,836	17,737

Amortization of deferred compensation	242	242	969	1,082

Facilities lease losses and other charges	—	49,888	—	49,888

Total operating expenses	77,029	108,590	270,140	274,387

Income (loss) from operations	12,614	(46,414)	65,815	25,687

Interest and other income, net	5,845	1,485	22,668	8,207

Interest expense	(3,370)	—	(11,427)	—

Gain (loss) on investments, net	7,095	(18,024)	7,095	(16,092)

Income (loss) before income taxes	22,184	(62,953)	84,151	17,802

Provision for (benefit from) income taxes	6,435	(9,273)	24,405	14,954

Net income (loss)	$15,749	$(53,680)	$59,746	$2,848

Net income (loss) per share – basic	$0.07	$(0.24)	$0.26	$0.01

Net income (loss) per share – diluted	$0.07	$(0.24)	$0.25	$0.01

Shares used in per share calculation – basic	233,905	225,350	231,591	221,051

Shares used in per share calculation – diluted	237,830	225,350	242,962	243,162

(1) The three months and year ended October 27, 2001 include the impact of the following items recorded during the three months ended October 27, 2001: charges to cost of revenues of $7.7 million primarily associated with the accrual of purchase commitments for excess inventory components related to a transition of product offerings from 1 to 2 Gigabit per second (Gbit/sec) technology; charges included in operating expenses of $45.5 million related to estimated facilities lease losses and the impairment of certain related leasehold improvements following a comprehensive evaluation of real estate facility requirements; charges included in operating expenses of $4.4 million related to the impairment of equipment no longer used in research and development and sales and marketing efforts associated with a transition of product offerings from 1 to 2 Gbit/sec technology and other charges; and losses on investments of $19.5 million related to other-than-temporary declines in the fair value of private minority equity investments in non-publicly traded companies as a result of significant deterioration in the private equity markets, and related adjustment for income tax provisions. The above charges and resulting income tax effects resulted in reductions to net income per share on a diluted basis of $0.29 and $0.27 for the three months and year ended October 27, 2001, respectively.